Exhibit 99.1
Sonos Appoints Tom Conrad as Chief Executive Officer
Seasoned Consumer Technology Executive to Lead Sonos into Next Phase of Growth

SANTA BARBARA, Calif. – July 23, 2025 – Sonos, Inc. (Nasdaq: SONO) today announced that the Sonos Board of Directors has appointed Tom Conrad as Chief Executive Officer effective immediately. Mr. Conrad, who has served as Interim CEO since January of this year, will remain on the Board of Directors.

“Following a comprehensive and competitive search, the Board is confident that Tom is the best person to lead Sonos into its next chapter of delighting customers, spearheading innovation, and driving growth,” said Julius Genachowski, Chair of the Board. “Over the past six months, Tom has earned the confidence of our employees, customers, partners and shareholders by restoring urgency and a deep commitment to delivering ever-improving experiences. He has a compelling vision for Sonos’ future, with strong plans to harness technology to benefit our customers, as AI and other advances reframe the landscape and unlock new opportunities. We’re energized by what Sonos’ next chapter holds for all our stakeholders.”

Sonos has achieved notable progress under Mr. Conrad’s leadership as Interim CEO. This includes setting a new standard for the quality of Sonos’ software and product experience, clearing the path for a robust new product pipeline, and launching innovative new software enhancements to flagship products Sonos Ace and Arc Ultra.

“Since the beginning of this year, we’ve reestablished clarity, focus, and momentum at Sonos. We’ve dramatically improved our software products and recommitted to delivering the kind of premium experience our customers expect,” said Tom Conrad. “We’re just getting started. The opportunity in front of us is enormous and I’m so excited to move from rebuilding to imagining the next generation of experiences: more immersive, more intelligent, and more seamlessly integrated into our customers’ lives.”

About Tom Conrad
Tom Conrad has served on the Sonos Board of Directors since 2017 and is a seasoned leader in consumer technology with over three decades of experience. He previously served as Chief Executive Officer of Zero Longevity Science, where he drove growth for its subscription digital health platform from 2021 through 2024. Prior to that, he served as the Chief Product Officer of Quibi, a short form streaming service where he helped build the team and product from scratch. Mr. Conrad was the Vice President of Product at Snap Inc., where he oversaw numerous product innovations that solidified Snapchat as a leader in the social media landscape, renowned for its creativity and user engagement. Tom also served as the Chief Technology Officer and Executive Vice President of Product at Pandora, where he was among the original creators of the pioneering music streaming service. During his decade-long tenure, he drove the development of Pandora’s personalized music experience, helping the company scale to tens of millions of users and revolutionizing how the world discovers and listens to music. At the start of his career, Tom worked at Apple building the foundational user interface of the Macintosh. He holds a B.S.E. in computer engineering from the University of Michigan.

Date for Third Quarter 2025 Earnings Call
As previously announced, the Company will host a conference call and Q&A to discuss its third quarter 2025 earnings results for the quarter ended June 28, 2025 at 4:30 p.m. Eastern Time on August 6, 2025. A live webcast of the conference call and Q&A will be accessible at https://investors.sonos.com/news-and-events/default.aspx. A replay of the webcast and transcript will be available through the same link following the conference call. The live conference call may also be accessed toll free by dialing 1 (888) 330-2454 with conference ID 8641747. Participants outside the U.S. can access the call by dialing 1 (240) 789-2714.

About Sonos
Sonos (Nasdaq: SONO) is the world’s leading sound experience company. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however and wherever they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use, and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding changes to our leadership team, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our ability to accurately forecast product demand and effectively forecast and manage owned and channel inventory levels; our ability to introduce software updates to our new app on a timely basis and otherwise deliver on our action plan to address issues caused by our new app and related customer commitments; our ability to maintain, enhance and protect our brand image; the impact of global economic, market and political events, including continued inflationary pressures, high interest rates and, in certain markets, foreign currency exchange rate fluctuations; changes in consumer income and overall consumer spending as a result of economic or political uncertainty or conditions, including tariffs; changes in consumer spending patterns; our ability to successfully introduce new products and services and maintain or expand the success of our existing products; the success of our efforts to expand our direct-to-consumer channel; the success of our financial, growth and business strategies; our ability to compete in the market and maintain or expand market share; our ability to meet product demand and manage any product availability delays; supply chain challenges, including shipping and logistics challenges and component supply-related challenges; our ability to protect our brand and intellectual property; our use of artificial intelligence; and the other risk factors set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and subsequent filings, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.

All forward-looking statements herein reflect our opinions only as of the date of this press release, and we undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners.

Investor Contact
James Baglanis
IR@sonos.com

Press Contact
Erin Pategas
PR@sonos.com

Source: Sonos
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